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                                                                    Exhibit 99.2

BANC ONE CORPORATION
100 East Broad Street
Columbus, Ohio 43271-0240
                                                                    NEWS RELEASE

                                                For further information contact:
[BANC ONE LOGO]                                      Jay S. Gould (614) 248-0189
                                                  John A. Russell (614) 248-5989


FOR RELEASE:  January 20, 1998

            BANC ONE DECLARES A 10 PERCENT STOCK DIVIDEND, CONTINUES
                 CURRENT CASH DIVIDEND, AND ANNOUNCES REDEMPTION
                          OF SERIES C CONVERTIBLE STOCK
                                 ---------------

BANC ONE CORPORATION, Columbus Ohio (NYSE:ONE) John B. McCoy, Chairman and Chief Executive Officer of BANC ONE, announced that the Corporation's Board of Directors approved a 10 percent stock dividend payable on February 26, 1998 to shareholders of record as of February 12, 1998. This represents the fifteenth 10 percent stock dividend declared since 1968.

The current cash dividend of $.38 per share will continue to be paid on existing and new shares which represents an effective increase in the cash dividend of 10 percent. Over the last decade, BANC ONE's cash dividend has been increased on 12 occasions and has grown at an annual compounded rate of 13 percent.

The cash dividend of $.38 cents per share will be paid March 31, 1998 to shareholders of record on March 13, 1998.

McCoy indicated, "This truly has been another solid year for BANC ONE. We couldn't be more pleased with the earnings performance throughout the company. The stock and dividend increase represents our confidence in our prospects and continued intention of rewarding our shareholders as increasing earnings warrant."

The Corporation's Board of Directors also declared a cash dividend of $.875 per share on shares of BANC ONE's Series C Convertible Preferred stock. This dividend is payable on March 31, 1998 to shareholders of record as of March 13, 1998.

The Corporation's Board of Directors also announced the election to redeem all of the shares of BANC ONE's Series C Convertible Preferred stock on April 16, 1998 (the "Redemption Date") at the redemption price of $51.05 per share plus the amount of any dividends accrued and unpaid thereon to the Redemption Date.

                                     -more-
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BANC ONE
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BANC ONE CORPORATION had managed total assets of $147.0 billion, total assets of
$115.9 billion, and common equity of $10.2 billion at December 31, 1997. BANC
ONE operates over 1,200 banking centers in 12 states. BANC ONE also owns several additional corporations that engage in a full range of financial services. Information about BANC ONE's financial results and its products and services can be accessed on the Internet at: http://www.bankone.com; through InvestQuest at: http://www.investquest.com; or through Fax-on-demand at: (614) 844-3860.

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